Exhibit 2.1

STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT

THIS STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of October 30, 2025, by and among AppTech Payments Corp., a Delaware corporation (the “Company”), Infinitus Pay Inc., a Colorado corporation (“Infinitus”), and the shareholders of Infinitus who are signatories to this Agreement (collectively, the “Shareholders”), and each of Kipp Bockhop and Alan Carr (the “Guarantors”).

RECITALS

WHEREAS, the Shareholders own, in the aggregate, all of the issued and outstanding capital stock of Infinitus. The Company desires to acquire one hundred percent (100%) of the outstanding capital stock of Infinitus on the terms set forth in this Agreement, making Infinitus a wholly-owned subsidiary of the Company. The Shareholders desire to exchange all of Infinitus Shares (defined below) for (i) certain consideration as set forth in more detail herein, including newly-issued shares of Company Common Stock of the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

DEFINITIONS

Unless the context clearly otherwise specifies or requires, capitalized terms used in this Agreement shall have the respective meanings given in this Article I (such definitions to be equally applicable to both the singular and the plural forms of the terms defined).

“Affiliate” of a Person means: (a) any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; (b) any officer of, director of, or holder of at least a 5% equity interest in, such Person or any Affiliate of such Person; or (c) with respect to any Person who is an individual, any member of such Person’s immediate family sharing the same household.

“Agreement” means this Stock Purchase and Share Exchange Agreement, including the Company Disclosure Schedule and the Infinitus Disclosure Schedule and all exhibits.

“Articles of Incorporation” means the articles of incorporation of Infinitus as in effect on the date of this Agreement.

“Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible, or intangible), including, without limitation, all Real Property and personal property and all Intellectual Property.

“Bankruptcy/Equitable Limitations” means limitations on enforceability under bankruptcy, insolvency, fraudulent transfer, civil forfeiture, moratorium, or similar laws affecting the rights of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and under general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Basket” has the meaning given in Section 8.6(c).

“Business Day” means any day excluding Saturday, Sunday, and any other day on which banking institutions in Carlsbad, California are authorized or required by Law to be closed.

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“Cap” has the meaning given in Section 8.6(d).

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock and any and all warrants, rights, or options to purchase, or other Contracts or rights to acquire, any of the foregoing.

“Cash” means all cash and cash equivalents of the Company, minus all uncleared checks, wires and drafts written or sent by the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as in effect immediately prior to Closing.

“Closing” means the closing of the sale and exchange of the Infinitus Shares pursuant to Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated pursuant to or in connection with the Code.

“Company” has the meaning set forth in the introductory paragraph.

“Company Board of Directors” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company as in effect on the date of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement relating to representations and warranties of the Company.

“Company Indemnified Party” has the meaning set forth in Section 8.3.

“Company Intellectual Property” means Intellectual Property of or used by the Company.

“Contract” means, as to any Person, any concurrence of understanding and intention between such Person and one or more other Persons (including, without limitation, any shareholder or equity holder of such Person) with respect to their relative rights and/or obligations, with respect to a thing done or to be done (whether or not conditional, executory, express, implied, or in writing) or with respect to any Assets of such Person, including without limitation contracts, leases, subleases, licenses, sublicenses, promissory notes, instruments, mortgages, covenants, and easements.

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Contract or otherwise).

“Documents” means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers, or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Contracts, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda, and all similar materials.

“Effective Time” means 11:59 p.m. (Pacific Time) on the Closing Date.

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“Employment Agreements” means the employment agreements to be entered into at Closing between the Company or an Affiliate of the Company and each Key Employee of Infinitus.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of natural resources or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in effect as of the date hereof.

“GAAP” means generally accepted accounting principles.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (including any earnout obligations (whether contingent or earned) and payments under non-compete agreements), (c) long or short-term indebtedness or other obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap, forward contracts, or other hedging agreement or arrangement; (e) obligations under leases required to be, in accordance with GAAP, recorded as a capital lease; (f) reimbursement and indemnification obligations under any letter of credit (whether or not drawn), banker’s acceptance or similar credit transactions, surety bonds or other bonds or similar interests; (g) all obligations created or arising under any conditional sale or other title retention agreement regarding property acquired by a Person; (h) all obligations secured by an Encumbrance; (i) the aggregate amount of all balances (including all late fees, fines or similar amounts owed thereon) under any credit, debit, charge or payment card, (j) guarantees made by a Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i); (k) any amounts owed by the Person, and (l) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).

“Indemnified Party” means a Company Indemnified Party or a Shareholder seeking indemnification under this Agreement, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Infinitus” has the meaning set forth in the introductory paragraph.

“Infinitus Board of Directors” means the board of directors of Infinitus.

“Infinitus Disclosure Schedule” means the disclosure schedule to this Agreement relating to representations and warranties of the Shareholders and/or Infinitus.

“Infinitus Financial Statements” has the meaning set forth in Section 5.4.

“Infinitus Intellectual Property” means Intellectual Property of or used by Infinitus.

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“Infinitus Permits” has the meaning set forth in Section 5.22(g).

“Infinitus Revenue” means all (a) revenue generated by the Infinitus Pay Platform, (b) referral revenue generated by Infinitus Pay’s strategic introduction to external partners (such as Braid, Stillman, Blockfills, etc), (c) revenue from the Company’s Customers introduced by Infinitus, and (d) revenue from Infinitus’s Referral Agent contract, less the cost of goods sold directly attributable to the revenues paid by RouteFusion, and AirWallex US, LLC, and less the external partners’ share of the payouts thereunder.

“Infinitus Shareholders’ Agreement” means the Shareholders’ Agreement of Infinitus, dated July 30, 2024, by and among Infinitus and the Shareholders as in effect on the date of this Agreement.

“Infinitus Shares” means the capital stock of Infinitus to be acquired by the Company in exchange for the Shares pursuant to this Agreement.

“Infinitus Statement Date” has the meaning set forth in Section 5.4.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Regulatory Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Infinitus Financial Statements” has the meaning given in Section 5.4.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Key Employee” means Alan Carr and Kipp Bockhop (including division director and vice president-level positions).

“Knowledge” or any other similar knowledge qualification means the actual or constructive knowledge of Alan Carr and Kipp Bockhop, after reasonable inquiry.

“Laws” means all foreign and domestic federal, state, or local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments, and decrees applicable to any specified Person and to the businesses and Assets thereof (including, without limitation, laws relating to securities registration and regulation; the sale, leasing, ownership, or management of real property; employment practices, terms and conditions, and wages, and hours; building standards, land use, and zoning; safety, health, and fire prevention; and environmental protection, including Environmental Laws).

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“Lock-Up Agreement” means an agreement, substantially in the form attached hereto as Exhibit A, to be entered into by the Company and Shareholders as of the Closing Date.

“Loss” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Regulatory Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or Assets of a party to this Agreement, (b) the value of the Assets of party to this Agreement, or (c) the ability of a party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the business of a party to this Agreement operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party to this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a party to this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by a party to this Agreement to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the business of a party to this Agreement compared to other participants in the industries in which the business of a party to this Agreement operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Multiemployer Plan” means a “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

“Notifier” has the meaning set forth in Section 8.5.

“Ordinary Course of Business” means the ordinary course of business of a Person consistent with past practices.

“Permitted Encumbrance” means with respect to a Person (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to a party’s business or Assets; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property, which (i) would be revealed in a current survey or appear in public real estate records, (ii) do not prohibit or interfere with the current operation of any Real Property, and (iii) do not render title to any Real Property unmarketable; or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, domestic or foreign federal, state, or local government, or department, agency, or other subdivision of any domestic or foreign federal, state, or local government.

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“Plan” means, with respect to a Person, any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Person; (b) to which the Person contributed or was obligated to contribute in order to provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Person and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

“Preferred Stock” means the Company’s Series A Preferred Stock.

“Real Property” means, with respect to a Person that is a corporation or limited liability company, the real property owned or leased by the Person as of the date of its incorporation or organization, as applicable, and any additional real property owned or leased since that date.

“Registration Rights Agreement” means a registration rights agreement, substantially in the form attached hereto as Exhibit B, to be entered into by the Company and Shareholders as of the Closing Date.

“Regulatory Authorities” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Release” shall mean any migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, dumping, or disposing into the environment or the workplace of any Hazardous Materials.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated pursuant to or in connection with the Securities Act.

“Series A Preferred Stock” means a class of Preferred Stock of the Company having the rights described in the Certificate of Incorporation.

“Shareholders” has the meaning set forth in the introductory paragraph.

“Shareholder’s Noncompete Agreement” means the noncompete agreement to be entered into at Closing among each Shareholder, each Guarantor, and the Company.

“Shares” means the shares of Company Common Stock to be acquired by the Shareholders in exchange for their Infinitus Shares pursuant to this Agreement.

“Survival Period” has the meaning set forth in Section 8.1.

“Tax Returns” means, with respect to a Person, all federal, state, local, foreign and other applicable tax returns or reports required to be filed by the Person (without regard to extensions of time permitted by law or otherwise).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Transaction” means the exchange of the Infinitus Shares for the Shares contemplated by this Agreement.

“Transaction Documents” means this Agreement, the IP Assignments, the Warrant Agreement, the Lock-Up Agreement, the Shareholder’s Noncompete Agreement, and each other Document delivered by either party to this Agreement as required by any Transaction Document.

“Transaction Expenses” means (a) all fees and expenses incurred by Infinitus or any Shareholder at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees, (b) any obligation of Infinitus or any Shareholder to pay any Person consideration in connection with the Closing under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” severance, retention, or similar bonuses or payments to current or former directors, officers, employees and consultants; (c) any employment and related Taxes imposed on the Company in connection with the payment of any of the obligations pursuant to clauses (a) or (b) above; and (d) any fees and expenses incurred by or for any Shareholder for which Infinitus is liable or otherwise makes payment.

Article II.

SALE AND EXCHANGE OF STOCK

Section 2.1 Sale and Exchange.

At the Closing, on the basis of the representations, warranties, and agreements set forth herein, the Shareholders shall, on the Closing Date, exchange all outstanding Infinitus Shares for the total consideration described below, subject to adjustment pursuant to Section 8.7 (the “Purchase Price”), which will be paid as follows:

(a)At the Closing, the Company shall pay to the Shareholders an amount equal to $2,000,000, less any Indebtedness of the Company, in cash by wire transfer of immediately available funds, according to wire transfer instructions provided by the Shareholders at least two (2) Business Days before the Closing Date. The net amount after giving effect to the adjustments listed in this Section 2.1(a) shall be the “Closing Date Payment.” At least two (2) Business Days before the Closing Date the Shareholders shall provide the Company a distribution schedule (the “Distribution Schedule”), setting forth, as of the Closing, their calculation of how the Closing Date Payment is to be allocated among each of the Shareholders and in accordance with this Agreement. The Distribution Schedule shall include the following information: (A) the name of each Shareholder; (B) address and e-mail address for each Shareholder; and (C) number of Shares, owned or held by each Shareholder as of the Closing; (ii) the pro rata share of each Shareholder (which shall total 100%); (D) the amount, in dollars, of the Closing Date Payment that each Shareholder shall be directly entitled to receive at the Closing; (E) the calculation of the Shares to be issued to each Shareholder (which shall total 100%); and (F) a funds flow statement setting forth the payees of all amounts required to be paid directly by the Company at Closing, including, but not limited to, any Transaction Expenses, together with wire instructions for each such payee (such portion of the Distribution Schedule is referred to as the “Funds Flow”).

The Company shall be entitled to rely fully upon the Distribution Schedule for all purposes, including in taking any actions or making any payments to (whether in the form of cash, Shares or otherwise) or exercising any rights of indemnification or recovery from any Shareholder pursuant to this Agreement, and any obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement and the Distribution Schedule. Except as expressly contemplated by this Agreement, the Company shall not have any liability to any Person, including any Shareholder, for any Loss arising from or relating to any errors or omissions, whether direct or indirect, (i) made by any Shareholder to make payments or transfer funds to any Shareholder or other Person, (ii) in calculating the portion of any amounts payable to any Shareholder or other Person or any other information set forth in the Distribution Schedule or any release instruction or payment schedule provided to Company or (iii) in calculating any Shareholder’s pro rata share.

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(b) At the Closing the Company shall:

(i)issue an aggregate of One Million (1,000,000) newly-issued Shares (the “Closing Date Shares”), to each Shareholder at the Closing as shown below:

Shareholder	Shares	Percentage
Outer Range Payments, LLC	730,000	73%
Select Vantage Inc.	250,000	25%
Venson Kuchipudi	20,000	2%
TOTAL:	1,000,000	100.00%

(ii) issue an aggregate of Four Million (4,000,000) newly-issued Shares (the “Lock-Up Shares”), to each Shareholder at the Closing as shown below:

Shareholder	Shares	Percentage
Outer Range Payments, LLC	2,920,000	73%
Select Vantage Inc.	1,000,000	25%
Venson Kuchipudi	80,000	2%
TOTAL:	4,000,000	100.00%

Provided, however, that the Shareholders shall be prohibited from selling such Lock-Up Shares except in accordance with the terms and conditions of the Lock-Up Agreement to entered into by each Shareholder.

(c)pursuant to that certain Warrant Agreement, the form of which is attached hereto as Exhibit C (the “Warrant Agreement”), the Company shall provide the Shareholders with warrants to purchase up to another Four Million (4,000,000) Shares (the “Warrant Shares”), in the aggregate, at an exercise price of $3.00 per share (such warrants, the “Warrants”). The Warrants shall have a term of five (5) years and shall become exercisable on the first day after the Company Common Stock closes at or above $3.00 per share on the public market which it is then-registered.

(d) Beginning on the Closing Date, the Company shall pay to the Shareholders an amount equal to $1,000,000 (the “Post-Closing Cash Consideration”), in cash by wire transfer of immediately available funds according to wire transfer instructions provided to the Company by the Shareholders, not later than ten (10) Business Days after the date that Infinitus Revenue is equal to or greater than $300,000 of revenue per month for three (3) consecutive months. For purposes of clarification and solely by way of example, if, after the Closing Date, Infinitus Revenue is at least $300,000 in two consecutive months but in the immediately-following month is less than $300,000, then the Shareholders will not be eligible to receive the Post-Closing Cash Consideration until Infinitus Revenue is at least $300,000 in three subsequent consecutive months.

Section 2.2 Closing Date; Location.

The Closing of the Transaction shall take place on October 30, 2025, by facsimile or electronic transmission at such other time and place as the parties may agree. The Closing will begin on the Closing Date at the Effective Time on the date hereof, or such other time as the parties may agree, and shall continue and be deemed to have occurred when all actions required at Closing have been completed.

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Section 2.3 Closing Deliveries. At Closing, subject to the terms and conditions of this Agreement:

(a) The Company will deliver to the Shareholders:

(i) The Closing Date Payment;

(ii) A duly executed original stock certificate or certificates in definitive form registered in the name of each of the Shareholders, representing the number of the Shares indicated in Section 2.1(b);

(iii) A copy, certified as true and complete by the Company’s Secretary, of: (A) resolutions adopted by the Company Board of Directors authorizing this Agreement, the other Transaction Documents, and the performance thereof and consummation of the Transaction;

(iv) The Employment Agreements, validly executed and delivered by the Company;

(v) The Warrant Agreements, validly executed and delivered by the Company;

(vi) A Shareholders’ Noncompete Agreement for each Shareholder and Guarantor, validly executed and delivered by the Company;

(vii) The Registration Rights Agreement, validly executed and delivered by the Company; and

(viii) A properly executed IRS Form W-9 or Form W-8, as applicable, from each Shareholder; and

(ix) Such other Documents as the Shareholders or their counsel may reasonably request.

(b) The Shareholders will deliver to the Company:

(i) Signed stock powers transferring ownership of the uncertificated Infinitus Shares effecting transfer to the Company and the Infinitus Shares are owned by each Shareholder as follows:

Shareholder	Infinitus Shares	Percentage
Outer Range Payments, LLC	3,650,000	73%
Select Vantage Inc.	1,250,000	25%
Venson Kuchipudi	100,000	2%
TOTAL:	5,000,000	100.00%

(ii) The Employment Agreements, validly executed and delivered by the Key Employees of Infinitus;

(iii) A Shareholders’ Noncompete Agreement, validly executed and delivered by each Shareholder and Guarantor;

(iv) The Warrant Agreement, validly executed and delivered by each Shareholder;

(v) Intellectual Property Assignments executed by each of the Shareholders and the employees of Infinitus in a form that is mutually and reasonably agreeable to the parties (collectively, the “IP Assignments”);

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(vi) Resignations, effective as of the Closing, from such officers and directors of Infinitus as the Company may request in writing prior to the Closing;

(vii) A copy, certified as true and complete by Infinitus’s Secretary, of resolutions adopted by the Infinitus Board of Directors and Shareholders authorizing this Agreement, the other Transaction Documents, and the performance thereof and consummation of the Transaction;

(viii) The Registration Rights Agreement, validly executed and delivered by the Shareholders; and

(ix) Such other Documents as the Company or its counsel may reasonably request.

Section 2.4 Withholding.

The Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Company may be required to deduct and withhold under any provision of applicable Tax Law. No later than three (3) Business Days before making any payment, Company shall notify the Shareholders if it believes any such withholding will be required, and the parties shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding in accordance with Section 6.1(c) and applicable Tax Law. All such withheld amounts shall be treated as having been paid to the person in respect of whom such deduction and withholding were made.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Shareholders that, except as set forth on the Disclosure Schedule of the Company (the “Company Disclosure Schedule”) to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Closing Date, except as otherwise indicated. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

Section 3.2 Authorization; Binding Obligations.

(a)All corporate action required to be taken by the Company Board of Directors and the Company’s stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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(b)Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement by Company nor the consummation or performance of the Transaction by Company will give any Person the right to prevent, delay, or otherwise interfere with any of the Transaction pursuant to: (i) any provision of Company’s Certificate of Incorporation or other governance documents; (ii) any resolution adopted by the board of directors or the stockholders of the Company; (iii) any Laws or order to which the Company may be subject; or (iv) any contract to which the Company is a party or by which the Company may be bound.

Section 3.3 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing Date, of:

(i) 105,263,158 shares of common stock, $0.001 par value per share of the Company Common Stock, 33,288,934 shares of which are issued and outstanding immediately prior to the Closing Date. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Company Common Stock in its treasury.

(ii) 100,000 shares of Preferred Stock, $0.001 par value per share of the Preferred Stock, 1,148 shares of which are issued and outstanding immediately prior to the Closing Date. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation and as provided by the Delaware General Corporation Law. The Company holds no Preferred Stock in its treasury.

(b) The Company has reserved 7,565,363 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan duly adopted by the Company Board of Directors and approved by the Company stockholders (as amended, the “Stock Plan”). Of such reserved shares of Company Common Stock, 5,527,617 have been issued pursuant to either outstanding restricted stock purchase agreements or options to purchase shares, and 2,037,746 shares of Company Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Shareholders complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c) Except for (A) the conversion privileges of the Preferred Stock, and (B) the securities and rights described in Section 3.3(b) of this Agreement and Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities convertible into or exchangeable for shares of Capital Stock.

Section 3.4 Status of the Shares.

The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Shareholder.

Section 3.5 Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Shareholders in Article V of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Regulatory Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable federal and state securities laws, which have been made or will be made in a timely manner.

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Section 3.6 Investment Representation.

The Infinitus Shares (a) are being acquired by the Company in good faith solely for its own account, for investment, and not with a view towards resale or other distribution thereof within the meaning of the Securities Act, and (b) will not be offered for sale, sold, or otherwise transferred by the Company without either registration or exemption from registration under the Securities Act and state securities laws.

Section 3.7 Litigation

As of the date of this Agreement, there are no actions pending under any Laws or, to the Knowledge of the Company, threatened against the Company that would prevent, materially delay or materially impair the consummation of the Transaction. The Company is not a party or subject to or, to the Knowledge of the Company, in default under any order that would prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.8 Intellectual Property

The Company has and following the Closing will have the valid and enforceable right to use the Braid Technologies, Inc. solution and platform (the “Braid Technology”) that is licensed to the Company in the manner currently used by the Company. To the Knowledge of the Company, the Braid Technology license is in full force and effect and constitutes the legal, valid, and binding obligation of, and is legally enforceable (subject to Bankruptcy/Equitable Limitations). The Company has materially performed all of its obligations thereunder required to be performed by it to date. Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in default in any respect under the Braid Technology license, and, to the Knowledge of the Company, there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. To the Knowledge of the Company, Braid does not intend to cancel, not to renew or extend, or to terminate the Braid Technology license.

Section 3.9 No Inducement or Reliance

Notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Infinitus, the Shareholders, the Guarantors, or any other Person any representations or warranty with respect to the Company in connection with the Transaction other than those expressly made by the Company in this Article III, the Company Disclosure Schedule, or the Transaction Documents, as applicable. Without limiting the generality of the foregoing and except as expressly made by the Company in this Article III, or in the Company Disclosure Schedule, as applicable, no representation or warranty has been made or is being made herein to Infinitus, the Shareholders, the Guarantors, or any other Person (a) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Infinitus, the Shareholders, the Guarantors, or any other Person, or (b) with respect to any other information or documents made available at any time to Infinitus, the Shareholders, the Guarantors, or any other Person.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS REGARDING CERTAIN MATTERS

Each Shareholder, severally and not jointly, represents and warrants to the Company as follows:

Section 4.1 Authorization and Enforceability.

The Shareholder has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Shareholder is a party, when executed and delivered by such Shareholder, will constitute valid and legally binding obligations of the Shareholder, enforceable against such Shareholder in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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Section 4.2 Acquisition for Investment.

This Agreement is made with the Shareholder in reliance upon the Shareholder’s representation to the Company, which by the Shareholder’s execution of this Agreement, the Shareholder hereby confirms, that the Shares to be acquired by the Shareholder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Shareholder further represents that the Shareholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Shareholder has not been formed for the specific purpose of acquiring the Shares.

Section 4.3 Evaluation of Merits and Risks of Investment.

The Shareholder has sufficient knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Shares. The Shareholder is an “Accredited Investor” within the meaning of paragraph 5 or 6 of Rule 501(a) under the Securities Act. The Shareholder understands and is able to bear any and all economic risks associated with such investment (including, without limitation, the necessity of holding its Shares for an indefinite period of time).

Section 4.4 Additional Information.

The Shareholder acknowledges that it has been afforded sufficient opportunity to ask questions of, and receive answers from, the directors and officers of the Company concerning the Company and the business and Assets of the Company and its investment in the Shares and to obtain any additional information that is necessary to verify the accuracy of the information contained herein.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS REGARDING INFINITUS

Each of the Shareholders, jointly and severally, hereby represents and warrants to the Company that, except as set forth on the Disclosure Schedule of Infinitus (the “Infinitus Disclosure Schedule”) to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Closing Date, except as otherwise indicated. The Infinitus Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article V, and the disclosures in any section or subsection of the Infinitus Disclosure Schedule shall qualify other sections and subsections in this Article V only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

Section 5.1 Organization, Standing; Subsidiaries.

Infinitus is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets; to carry on its business as currently conducted and as proposed to be conducted; to execute and deliver this Agreement and the other Transaction Documents; and to consummate the Transaction. Infinitus is duly qualified and/or licensed to conduct business as a foreign corporation and is in good standing in each of the states, countries, and territories in which failure to so qualify or be licensed would have a Material Adverse Effect. Infinitus has no subsidiaries or interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

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Section 5.2 Authorization; Binding Obligations.

All corporate action required to be taken by the Infinitus Board of Directors and the Shareholders in order to authorize Infinitus to enter into the Transaction Documents has been taken or will be taken prior to the Closing. All action on the part of the officers of Infinitus necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of Infinitus under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by Infinitus and/or the Shareholders, shall constitute valid and legally binding obligations of Infinitus and/or the Shareholders, enforceable against Infinitus and/or the Shareholders in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.3 Capitalization.

Section 2.3(b)(i) of this Agreement sets forth the authorized and issued and outstanding capital stock of Infinitus immediately prior to the Transaction. The Infinitus Shares are all of the issued and outstanding Infinitus Shares and have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 5.3 of the Infinitus Disclosure Schedule, there are no (a) shares of capital stock of Infinitus that have been reserved for any purpose, (b) outstanding securities convertible into or exchangeable for any capital stock of Infinitus, or (c) warrants, stock options, agreements, orally or in writing, or other rights (including conversion or preemptive and rights of first refusal or similar rights) to purchase, acquire, or to subscribe for any capital stock of Infinitus. There are no equity incentive plan, stock purchase agreement, stock option, or other agreement or understanding between Infinitus and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (a) termination of employment or consulting services (whether actual or constructive); (b) any merger, consolidated sale of equity or Assets, change in control, or any other transaction(s) by Infinitus; or (c) the occurrence of any other event or combination of events.

Section 5.4 Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Company in Article III of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Regulatory Authority is required on the part of Infinitus in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.5 Financial Statements.

Infinitus has delivered to the Company its unaudited financial statements as of December 31, 2024 (the “Infinitus Balance Sheet Date”; such statements, collectively, the “Infinitus Year-End Financial Statements”). Infinitus has also delivered to the Company its unaudited, interim unaudited financial statements as of August 31, 2025 (the “Interim Infinitus Financial Statements”; the Interim Infinitus Financial Statements, together with the Infinitus Year-End Financial Statements collectively, the “Infinitus Financial Statements”). The Infinitus Financial Statements fairly present in all material respects the financial condition and operating results of the Infinitus as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Infinitus Financial Statements to normal year-end audit adjustments. Except as set forth in the Infinitus Financial Statements, Infinitus has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the Infinitus Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Infinitus Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

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Section 5.6 Taxes.

(a) Infinitus has filed within the required time periods (after giving effect to any permitted extensions) all federal, state, and other Tax Returns required to have been filed by it, and has paid all Taxes which were due and payable by it, other than Taxes that are being contested in good faith and for which reserves have been properly established. Tax Returns filed by Infinitus are true, complete, and correct. The provision for Taxes on the books of Infinitus are adequate for all years not closed by applicable statutes, and for the current fiscal year.

(b) Infinitus has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, partner, or other third party. Infinitus has complied with all information reporting obligations relating to Taxes.

(c) (i) Infinitus has not been advised that any Tax Returns have been or are being audited by any taxing authority, (ii) there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against Infinitus, (iii) there are no actions, suits, proceedings, assessments, collection activities, or claims now pending by or against Infinitus in respect of any Taxes or assessments, and (iv) there is no pending or, to the Knowledge of Infinitus, threatened audit or investigation of Infinitus by any taxing authority relating to any Taxes or assessments, or any claims for additional Taxes or assessments asserted by any taxing authority.

(d) Infinitus is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement or other similar arrangement (excluding any agreement the primary purpose of which is not the sharing, indemnification or allocation of Tax liability). No waiver or extension of any statute of limitations is in effect with respect to Taxes.

(e) Infinitus has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.

(f) Infinitus has not filed nor has it been required to file, a disclosure statement under Treasury Regulation Sections 1.6011-4 or 1.6011-4T, or under any similar provision of State Law, with respect to participation in a reportable transaction (as defined in such regulation or similar provision of State Law).

(g) Neither Infinitus nor any of its subsidiaries, if any, has a potential for Tax under Section 1374 of the Code.

(h) There are no Encumbrances for Taxes upon the assets of Infinitus (except where such Encumbrance arises as a matter of law prior to the due date for paying the related Taxes).

(i) Infinitus has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Infinitus has no Liability for Taxes of any Person (other than Infinitus) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(j) Infinitus will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; or (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(k) Infinitus is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

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Section 5.7 Conduct of Business; Absence of Material Adverse Change.

Since the Infinitus Balance Sheet Date, except as otherwise set forth in Section 5.7 of the Infinitus Disclosure Schedule, there has not been:

(a) any change in the Assets, liabilities, financial condition or operating results of Infinitus from that reflected in the Infinitus Financial Statements, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Infinitus, except in the Ordinary Course of Business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(d) any material change to a material contract or agreement by which Infinitus or any of its Assets is bound or subject;

(e) any material change in any compensation arrangement or agreement with any employee, officer, director, or shareholder;

(f) any resignation or termination of employment of any officer or Key Employee of Infinitus;

(g) any mortgage, pledge, transfer of a security interest in, or lien, created by Infinitus, with respect to any of its material properties or Assets, except liens for taxes not yet due or payable and liens that arise in the Ordinary Course of Business and do not materially impair the Infinitus’s ownership or use of such property or Assets;

(h) any loans or guarantees made by Infinitus to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of the capital stock of Infinitus, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by Infinitus;

(j) any sale, assignment or transfer of any Infinitus Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Infinitus;

(l) any arrangement or commitment by Infinitus to do any of the things described in this Section 5.7.

Section 5.8 Title to Assets.

Infinitus has good, valid, and marketable title to all of its Assets, free and clear of all Encumbrances, other than any Permitted Encumbrances. Except as set forth in Section 5.8 of the Infinitus Disclosure Schedule, Infinitus does not own any Real Property. All personal property of Infinitus is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

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Section 5.9 Insurance.

Infinitus has insurance coverage under policies that: (a) in all cases are with insurance companies reasonably believed by Infinitus to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Infinitus with all Laws and with all Contracts to which Infinitus is a party; (d) to the Knowledge of Infinitus, are valid and outstanding policies enforceable against the insurers; (e) to the Knowledge of Infinitus, insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets, and (f) to the Knowledge of Infinitus, provide adequate insurance coverage for the businesses and Assets of Infinitus.

Section 5.10    Debt Instruments.

Section 5.10 of the Infinitus Disclosure Schedule lists all mortgages, indentures, notes, guarantees, and other Contracts for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which Infinitus is a party or which have been assumed by Infinitus or to which any Assets are subject. Infinitus has materially performed all of its obligations under the Contracts listed in Section 5.10 of the Infinitus Disclosure Schedule required to be performed to date and is not in default in any respect under any of the foregoing and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default.

Section 5.11    Intellectual Property.

(a) Infinitus owns or possesses sufficient legal rights to all Infinitus Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Infinitus has not received any communications alleging that Infinitus has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Infinitus Intellectual Property and the Intellectual Property licensed to Infinitus constitute all of the Intellectual Property necessary and sufficient to conduct the business of Infinitus as currently conducted and as currently proposed to be conducted. To the Knowledge of Infinitus, no Person is infringing, misappropriating, or otherwise violating any Infinitus Intellectual Property.

(b) To Infinitus’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Infinitus violates or will violate any license or infringes or will infringe any Intellectual Property of any other Person.

(c) Other than with respect to commercially available software products under standard end-user object code license agreements and except as set forth in Section 5.11(c) of the Infinitus Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Infinitus Intellectual Property, nor is Infinitus bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(d) Infinitus has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Infinitus’s business.

(e) Each employee and consultant has assigned to Infinitus all Intellectual Property he or she owns that are related to Infinitus’s business as now conducted and as presently proposed to be conducted and all Intellectual Property that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Infinitus that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Infinitus’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of Infinitus’s time or with the use of any of the Infinitus’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Infinitus. To Infinitus’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Infinitus, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

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(f) Section 5.11(f) of the Infinitus Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by Infinitus.

(g) Except as disclosed on Section 5.11(g) of the Infinitus Disclosure Schedule, Infinitus has not embedded, used or distributed any Open Source Software in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Infinitus to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Infinitus Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Infinitus Intellectual Property; (iii) the creation of any obligation for Infinitus with respect to Infinitus Intellectual Property owned by Infinitus, or the grant to any third party of any rights or immunities under Infinitus Intellectual Property owned by Infinitus; or (iv) any other limitation, restriction or condition on the right of Infinitus with respect to its use or distribution of any Infinitus Intellectual Property.

(h) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Infinitus Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Infinitus Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Infinitus’s rights in the Infinitus Intellectual Property.

Section 5.12 Leases.

Infinitus has provided the Company with copies of all leases and other Contracts under which Infinitus is either the lessee or the lessor of any Asset, or under which Infinitus holds, manages, or operates any Asset owned by any third party, or under which any Asset owned by Infinitus is held, operated, or managed by a third party. Each such lease and other Contracts are in full force and effect and constitute the legal, valid, and binding obligation of, and are legally enforceable (subject to Bankruptcy/Equitable Limitations) against, Infinitus and, to the Knowledge of Infinitus, the other parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect to each such lease or other Contract have been obtained, all necessary filings or registrations therefor have been made, and there neither have been nor currently exist any threatened cancellations thereof and there are currently no outstanding material disputes thereunder. Infinitus has in all respects performed all obligations thereunder required to be performed by it to date. Infinitus is not, and to the Knowledge of Infinitus, each other party is not, in default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.

Section 5.13 Material Contracts.

Section 5.13 of the Infinitus Disclosure Schedule lists all material Contracts to which Infinitus is a party or by which Infinitus is bound. Each such Contract is in full force and effect and constitutes the legal, valid, and binding obligation of, and is legally enforceable (subject to Bankruptcy/Equitable Limitations) against, Infinitus and, to the Knowledge of Infinitus, the other parties thereto. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof, and there are currently no outstanding disputes thereunder. Infinitus has materially performed all of its obligations thereunder required to be performed by it to date. Neither Infinitus, nor, to the Knowledge of Infinitus, any other party thereto is in default in any respect under any of the Contracts set forth in Section 5.13 of the Infinitus Disclosure Schedule, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. Except as set forth in Section 5.13 of the Infinitus Disclosure Schedule, to the Knowledge of Infinitus, no other party to any material Contract intends to cancel, not to renew or extend, to rebid prior to potentially renewing or extending, or to terminate any of such material Contracts.

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Section 5.14 Books and Records.

The books of account and other records of Infinitus are true and complete in all material respects and have been maintained in accordance with good business practices.

Section 5.15 Litigation; Disputes.

There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Infinitus’s Knowledge, currently threatened in writing (i) against Infinitus, or any officer, director or Key Employee of Infinitus; (ii) that questions the validity of the Transaction Documents or the right of Infinitus to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) to the Infinitus’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Infinitus, nor, to Infinitus’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Infinitus). There is no action, suit, proceeding or investigation by Infinitus pending or which Infinitus intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Infinitus) involving the prior employment of any of Infinitus’s employees, their services provided in connection with Infinitus’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 5.16 Employee Matters.

(a) As of the date hereof, Infinitus employs two full-time employees and no part-time employees and engages two consultant or independent contractor. Except as set forth in Section 5.16 of the Infinitus Disclosure Schedule, Infinitus is not a party to or bound by any employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan.

(b) To Infinitus’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Infinitus or that would conflict with the Infinitus’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Infinitus’s business by the employees of Infinitus, nor the conduct of the Infinitus’s business as now conducted and as presently proposed to be conducted, will, to the Infinitus’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) Infinitus is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Infinitus has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Infinitus has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Infinitus and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To Infinitus’s Knowledge, no Key Employee intends to terminate employment with Infinitus or is otherwise likely to become unavailable to continue as a Key Employee. Infinitus does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Infinitus is terminable at the will of Infinitus. Except as set forth in Section 5.16(d) of the Infinitus Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 5.16(d) of the Infinitus Disclosure Schedule, Infinitus has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

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(e) Infinitus has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Infinitus Board of Directors.

(f) Each former Key Employee whose employment was terminated by Infinitus has entered into an agreement with Infinitus providing for the full release of any claims against Infinitus or any related party arising out of such employment.

(g) Section 5.16(g) of the Infinitus Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Infinitus, or which Infinitus participates in or contributes to, which is subject to ERISA. Infinitus has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h) Infinitus is not bound by or subject to (and none of its Assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Infinitus, has sought to represent any of the employees, representatives or agents of Infinitus. There is no strike or other labor dispute involving Infinitus pending, or to the Infinitus’s Knowledge, threatened, which could have a Material Adverse Effect, nor is Infinitus aware of any labor organization activity involving its employees.

(i) To Infinitus’s Knowledge, none of the Key Employees or directors of Infinitus has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

Section 5.17 Benefit Plans.

(a) Section 5.17 of the Infinitus Disclosure Schedule sets forth a true, correct, and complete list of all Plans of Infinitus as of the date hereof.

(b) Except as set forth in Section 5.17 of the Infinitus Disclosure Schedule, Infinitus is in compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan of Infinitus. No fact or situation that would reasonably be expected to have a Material Adverse Effect on the financial condition of Infinitus exists in connection with any Plan of Infinitus.

(c) Except as set forth in Section 5.17 of the Infinitus Disclosure Schedule, all costs of administering and contributions required to be made to each Plan of Infinitus under the terms of that Plan, ERISA, the Code, or any other Law have been timely made by Infinitus and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of Infinitus under or with respect to each Plan of Infinitus (including administrative expenses and incurred but not reported claims) for the current plan year of each such plan have been recorded on the books of Infinitus. There is and will be no material liability of Infinitus (i) with respect to any Plan that has previously been terminated by Infinitus or any predecessor Person under any Multiemployer Plan or (ii) under any insurance policy or similar arrangement procured in connection with any Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability.

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(d) No circumstance exists and no event (including any action or any failure to take any action) has occurred with respect to any Plan currently or formerly maintained by Infinitus, or any predecessor Persons, or to which Infinitus or any predecessor Persons are or have been required to contribute, that could subject Infinitus to any liability (including any penalty for failure to timely file any required report with any governmental agency) or Encumbrance under ERISA or the Code which would reasonably be expected to have a Material Adverse Effect, nor will the transactions contemplated by this Agreement give rise to any such liability or Encumbrance.

(e) Except as described in Section 5.17 of the Infinitus Disclosure Schedule, (i) neither Infinitus nor any Affiliate presently maintains or contributes to (or previously has maintained or contributed to) a “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) neither Infinitus nor any Affiliate is or has ever been a member of a consolidated group with respect to a Plan; and (iii) Infinitus and its Affiliates have timely filed all Forms 5500, all schedules thereto, and all other reports and returns required with respect to any Plan maintained or previously maintained by Infinitus or its Affiliates.

Section 5.18 Environmental.

Except as could not reasonably be expected to have a Material Adverse Effect (a) Infinitus is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release hazardous substances, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Infinitus; (c) there have been no hazardous substances generated by Infinitus that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Regulatory Authority in the United States; and (d) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Infinitus, except for the storage of hazardous waste in compliance with Environmental Laws. Infinitus has made available to the Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

Section 5.19 Transactions with Related Parties.

Except as set forth in Section 5.19 of the Infinitus Disclosure Schedule, neither any present or former officer, director, or shareholder of Infinitus, nor any Affiliate of such officer, director, or shareholder, is currently a party to any oral or written agreement or transaction with Infinitus, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental or licensing of Assets from or to, or otherwise requiring payments from or to, any such officer, director, shareholder, or Affiliate.

Section 5.20 No Conflict.

The execution, delivery, and performance by Infinitus of this Agreement and the other Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Infinitus of the Transaction, do not and will not: (a) conflict with, or violate any provision of, the Articles of Incorporation or the Infinitus Shareholders’ Agreement, or any Law applicable to Infinitus or its Assets; (b) conflict with, or result in any breach of, or constitute a default under any Contract to which Infinitus is a party or by which it or any of its Assets may be bound (including, without limitation, the Articles of Incorporation or Infinitus Shareholders’ Agreement); or (c) result in or require the creation or imposition of or result in the acceleration of any Indebtedness, or of any Encumbrance of any nature upon, or with respect to, Infinitus or any of its Assets.

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Section 5.21 Absence of Violation.

Neither Infinitus nor any of its officers, directors, employees, or agents (or shareholders, distributors, representatives, or other persons acting on the express, implied or apparent authority of Infinitus) have paid, given or received, or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable, or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any Person in connection with or in furtherance of the business of Infinitus (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist Infinitus in obtaining, business for or with, or directing business to, in each case either directly or indirectly, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value would be, or would reasonably be expected to, be offered, given or promised to any such official or party for such purposes). The business of Infinitus is not in any manner dependent upon the making or receipt of such payments, discounts, or other inducements.

Section 5.22 Compliance With Law; Approvals.

Except as set forth in Section 5.22 of the Infinitus Disclosure Schedule:

(a) The business operations of Infinitus have at all times been conducted in material compliance with all Laws applicable to Infinitus’s business and Infinitus is currently in material compliance with all such Laws;

(b) Infinitus has not received notice of any violation (or of any investigation, inspection, audit, or other proceeding by any Regulatory Authority, whether domestic or foreign, involving allegations of any violation) of any applicable Law, and to Infinitus’s Knowledge, no investigation, inspection, audit, or other proceeding by any Regulatory Authority involving allegations of violation of any applicable Law is threatened or contemplated;

(c) To the Knowledge of Infinitus, there is no proposed change in any Law that would adversely affect the Transaction or all or any material part of the Assets or business of Infinitus;

(d) Infinitus has obtained all approvals required for the conduct of the business of Infinitus and the occupancy and operation, for its present uses, of the personal property and Real Property which Infinitus owns or leases, and required for the consummation of the Transaction, and Infinitus is not in violation of any such Approval or any terms or conditions thereof;

(e) All such approvals are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the Knowledge of Infinitus, no suspension or cancellation thereof has been threatened;

(f) No such approvals will in any way be affected by, or terminate or lapse by reason of, consummation of the Transaction; and

(g) Without limiting the foregoing, Infinitus (i) has all licenses, certificates, permits, consents, orders, approvals and authorization from any Regulatory Authorities in a jurisdiction where Infinitus’s products or services are sold (collectively, “Infinitus Permits”), which are necessary to own its properties and conduct its business in the manner and to the extent now conducted and as currently proposed to be conducted, with no material restrictions or qualifications, and such Infinitus Permits are in full force and effect and no proceeding has been instituted or is pending or, to Infinitus’s Knowledge, is contemplated or threatened which in any manner affects or draws into question the validity or effectiveness thereof; and (ii) Infinitus is not in violation of any Infinitus Permits and the operation of Infinitus’s business in the manner and to the extent now conducted, and as currently proposed to be conducted, would not reasonably be expected to result in a violation of any permit or any statute, rule, or regulation of any Regulatory Authority with respect to the evaluation, testing, manufacturing, and distributing of each of its products and services.

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Section 5.23 Data Privacy.

In connection with its collection, storage, use and/or disclosure of any Personal Information by or on behalf of Infinitus, Infinitus is and has been, to Infinitus’s Knowledge, in compliance with (i) all applicable laws (including, without limitation, Laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) Infinitus’s privacy policies and public written statements regarding Infinitus’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, including, without limitation, the Payment Card Industry Data Security Standard, by which Infinitus is bound ((i) – (iii) collectively, the “Infinitus Privacy Requirements”). Infinitus maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of Infinitus from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent Infinitus maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, Infinitus is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. Infinitus is and has been, to Infinitus’s Knowledge, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To Infinitus’s Knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of Infinitus such that Infinitus Privacy Requirements require or required Infinitus to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of Infinitus’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

Section 5.24 No Inducement or Reliance

Notwithstanding anything to the contrary contained in this Agreement, none of Infinitus, the Shareholders or any Guarantor nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to the Company or any other Person any representations or warranty with respect to Infinitus, or its Shareholders in connection with the Transaction other than those expressly made by the Shareholders and Infinitus in this Article V or the Shareholders in Article IV, or by Infinitus or the Shareholders in the Infinitus Disclosure Schedule and the Transaction Documents, as applicable. Without limiting the generality of the foregoing and except as expressly made by the Shareholders in Article IV or Infinitus in this Article V, or in the Infinitus Disclosure Schedule, as applicable, no representation or warranty has been made or is being made herein to the Company or any other Person (a) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to the Company or any other Person, or (b) with respect to any other information or documents made available at any time to the Company or any other Person.

Article VI.

COVENANTS

Section 6.1 Taxes Filings; Reports; Cooperation.

(a) The Company will prepare or cause to be prepared and file or cause to be filed all Tax Returns for Infinitus and its subsidiaries for all periods ending on or prior to the Closing which are filed after the Closing. The Company will permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(b) The Company, Infinitus and its subsidiaries, and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Infinitus and its subsidiaries, the Shareholders, and the Company agree (A) to retain all books and records with respect to Tax matters pertinent to Infinitus and its subsidiaries relating to any taxable period beginning before the Closing until expiration of the statute of limitations (and, to the extent notified by the Company or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Infinitus and its subsidiaries or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

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(c) The Company and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) The Company and Infinitus agree to give written notice to the Shareholders of the receipt of any written notice by the Company, Infinitus or any of Infinitus’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Company’s right to indemnification hereunder. The Company shall control the contest or resolution of any Tax Claim.

(e) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the (including any real property transfer Tax and any other similar Tax) shall be borne fifty-percent (50%) by the Shareholders and fifty-percent (50%) by the Company, when due. The applicable party shall timely file any Tax Return or other document with respect to such Taxes or fees (and all parties shall cooperate with respect thereto as necessary).

(f) Without the prior written consent of the Shareholders (which shall not be unreasonably withheld, conditioned or delayed) the Company shall not, and shall cause Infinitus not to, make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Infinitus, extend the applicable statute of limitations for any Taxes or Tax Return of Infinitus, make a voluntary disclosure to a Governmental Authority relating to Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the liability for Taxes of the Shareholders for any period prior to the Closing.

(g) The Company and the Shareholders agree that for U.S. federal income Tax and all other applicable Tax purposes, the parties shall treat the sale of the Infinitus Shares and corresponding payment(s) of the Purchase Price pursuant to Section 2.1 as a taxable transaction pursuant to Code Section 1001 and no such Purchase Price (including, for purposes of clarity, the Warrant Shares) shall be treated as compensatory in nature. The Company and the Shareholders agree to prepare and file their U.S. federal income Tax Returns (and any applicable state and local Tax Returns) in all respects and for all purposes consistent with such intended Tax treatment. The Company and the Shareholders further agree not to take any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to U.S. federal income Taxes (and applicable state and local income Taxes), that is inconsistent with such intended Tax treatment, unless required pursuant to a final determination within the meaning of Code Section 1313.

(h) The Company and the Shareholders agree that the Transaction Expenses paid or economically borne by the Shareholders will, for Tax purposes, be allocated to the portion of the Closing Date prior to the Closing, and deducted by the Shareholders on their respective Tax Returns, to the fullest extent permitted by applicable Law.

Section 6.2 Publicity.

The Company and Infinitus shall cooperate with each other on any press release or other public announcement concerning the Transaction. Neither shall make any such announcement without the written consent of the other, which shall not be unreasonably withheld.

Section 6.3 Transfer of Certain Assets.

Prior to the Closing Date, Infinitus shall ensure that each of Kipp Bockhop, Alan Carr, and/or Outer Range Payments, LLC have transferred any and all assets that are used in the business of Infinitus but which may be owned by any of the foregoing Persons, including, but not limited to, any assets related to Fortress, any assets related to Braid Technologies, Inc., and any revenue interests in Infintius’s contracts. Notwithstanding the foregoing, none of the foregoing Persons shall be required to transfer out of Outer Range Payments, LLC any assets that such entity uses in its consulting activities or its private equity investments.

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Section 6.4 Board of Directors.

The Company Board of Directors shall use their best efforts to cause one designee of the Guarantors to be appointed as a director on the Company Board of Directors for so long as the Shareholders hold in the aggregate not less than 3,000,000 shares of Company Common Stock. The Company and the Guarantors shall enter into the Management Rights Agreement in the form attached hereto as Exhibit D, which shall provide the Guarantors with the rights specified therein during such times as they do not have a designated director on the Company Board of Directors.

Section 6.5 Working Capital.

Each of Infinitus and the Shareholders hereby agrees that any cash held by Infinitus as of the Closing Date for the ongoing operations of Infinitus shall remain in the respective bank account(s) in which such funds are held and shall not be distributed or withdrawn outside of said accounts without the Company’s prior written consent. Infinitus and the Shareholders expressly agree and acknowledge that such cash is expected to be utilized by the Company for Infinitus’s working capital immediately following the Closing.

Article VII.

[RESERVED.]

Article VIII.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations.

All representations, warranties, covenants, indemnities, and other Contracts made by a party contained in this Agreement or pursuant hereto shall be deemed made at and as of the Closing on the Closing Date, and all such representations, covenants, and warranties shall survive the Closing and any investigation, audit, or inspection at any time made by or on behalf of either party for the Survival Period (as hereinafter defined). The “Survival Period” for the representations and warranties shall end on the date that is fifteen (15) months from the Closing Date, with the exceptions that the Survival Period for the representations and warranties contained in Section 5.6 (Taxes), and 5.19 (Environmental) shall end on the date that is 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and the Survival Period for representations and warranties contained in Sections 3.1 (Organization, Good Standing, Corporate Power and Qualification.), 3.2 (Authorization; Binding Obligations), 4.1 (Authorization and Enforceability), 5.1 (Organization, Standing; Subsidiaries), 5.2 (Authorization; Binding Obligations), and 5.3 (Capitalization) shall have no end date.

Section 8.2 Indemnification Provisions for Shareholders’ Benefit.

Subject to the provisions of this Article VIII, from and after the Closing Date until the end of the Survival Period, the Company shall indemnify and hold the Shareholders harmless from, and shall pay or reimburse the Shareholders for, all Losses related to or arising from: (a) any breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant hereto, or (b) any failure by the Company to perform or comply with any covenant or agreement of the Company contained in this Agreement.

Section 8.3 Indemnification Provisions for Company’s Benefit.

Subject to the provisions of this Article VIII, from and after the Closing Date until the end of the Survival Period, the Shareholders shall, jointly and severally, on a pro rata basis based on the percentages indicated for each Shareholder in Section 2.1(b), indemnify and hold the Company and its officers, directors, employees, agents, and Affiliates (each, a “Company Indemnified Party”; collectively, the “Company Indemnified Parties”) harmless from, and shall pay or reimburse the Company Indemnified Parties for, all Losses related to or arising from: (a) any breach of any representation or warranty made by the Shareholders in this Agreement or any certificate delivered pursuant hereto, or (b) any failure by the Shareholders to perform or comply with any covenant or agreement of the Shareholders contained in this Agreement.

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Section 8.4 Notice of Loss.

An Indemnified Party seeking indemnification pursuant to Section 8.2 or 8.3 shall promptly give written notice to the party from which indemnification is sought (the “Indemnifying Party”) after obtaining knowledge of any Loss suffered or anticipated to be suffered by the Indemnified Party. Such notice shall set forth in reasonable detail the facts and circumstances underlying the Loss and the basis for indemnification, and shall specify the estimated amount thereof. Failure to give timely notice as provided in this Section 8.4 will not affect the rights or obligations of the Indemnified Parties hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced thereby; provided, however, that such notice must be delivered prior to the end of the Survival Period.

Section 8.5 Third Party Claims.

With respect to any claims or demands by third parties as to which an Indemnified Party may seek indemnification hereunder, whenever an Indemnified Party (the “Notifier”) receives a written notice that such a claim or demand has been asserted, the Notifier shall promptly notify the Indemnifying Party of such claim or demand and of the relevant facts within the Notifier’s knowledge within a reasonable time after receiving such written notice. The Indemnifying Party shall then have the right to defend, contest, negotiate, or settle, on behalf of the Indemnified Parties, any such claim or demand through counsel of its own selection (who shall be reasonably acceptable to the Indemnified Parties), at the Indemnifying Party’s cost and expense. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim to the extent that such judgment or settlement (a) does not provide for a full release of the Indemnified Parties with respect to such third party claim or (b) provides for equitable relief against the Indemnified Parties, in either case without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party gives written notice to the Indemnified Parties within ten (10) Business Days after the Notifier has notified the Indemnifying Party that any such claim or demand has been made in writing, that the Indemnifying Party elects to have the Indemnified Parties defend, contest, negotiate, or settle any such claim or demand, or if the Indemnifying Party fails to acknowledge within ten (10) Business Days that it shall undertake the defense of such claim or demand, then the Indemnified Parties shall have the right to contest and/or settle any such claim or demand and the Indemnifying Party shall cooperate with and provide reasonable assistance to the Indemnified Parties in the defense of such claim or demand, provided, however, that the Indemnified Parties shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim to the extent that such judgment or settlement (a) does not provide for a full release of the Indemnifying Party with respect to such third party claim or (b) provides for equitable relief against the Indemnifying Party, in either case without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), it being understood that failure by the Indemnifying Party to object to any such settlement or compromise within ten (10) Business Days after written notice thereof by the Indemnified Parties shall be deemed consent thereto.

Section 8.6 Limitations on Indemnification Liability.

(a) The indemnification provided for in this Article VIII is the sole and exclusive remedy of the Indemnified Parties after the Closing in respect of any breach of any representation or warranty made by the Indemnifying Party in connection with this Agreement or any failure by the Indemnifying Party to perform or comply with any covenant or agreement applicable to it contained in this Agreement; provided, however, that nothing in this Article VIII shall prohibit or otherwise limit any Indemnified Party from exercising or securing any remedies provided by applicable statutory or common law or in equity with respect to fraudulent conduct in connection with this Agreement or the amount of damages that any Indemnified Party may recover from the Indemnifying Party in the event that the Indemnified Party successfully proves upon final determination by a court of competent jurisdiction (after exhausting any and all appeals) willful misconduct or intentional fraud in connection with this Agreement; without limitation, the provisions of Section 8.6(c) and (d) shall not apply to such remedies or such damages.

(b) The amount of Losses paid or payable under this Article VIII by the Indemnifying Party shall be reduced by any and all amounts recovered by the Indemnified Parties under applicable insurance policies or from any other Person alleged to be responsible for such Losses. If any Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of the indemnification payment received under the insurance policy or from the other Person.

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(c) An Indemnifying Party shall not have any liability under Section 8.2 or 8.3 unless the aggregate amount of Losses incurred by the Indemnified Parties and indemnifiable thereunder exceeds $15,000 (the “Basket”) and, in such event, the Indemnifying Party shall be required to pay the amount of all such Losses greater than the Basket; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1 (Organization, Good Standing, Corporate Power and Qualification.), 3.2 (Authorization; Binding Obligations), 4.1 (Authorization and Enforceability), 5.1 (Organization, Standing; Subsidiaries), and 5.2 (Authorization; Binding Obligations) to be true and correct due to liabilities of which Infinitus has Knowledge as of the date of this Agreement.

(d) Neither the Company Indemnified Parties, nor any Shareholder shall be entitled to assert a claim or claims for indemnity under Section 8.2 or 8.3 for an aggregate amount of Losses exceeding an amount equal to 12.5% of the value of the aggregate Purchase Price paid to Shareholders under this Agreement, valued at the time of claim for indemnification (the “Cap”); provided that there shall be no Cap with respect to Losses related to (i) the failure to be true and correct of any of the representations or warranties contained in Sections 3.1 (Organization, Good Standing, Corporate Power and Qualification.), 3.2 (Authorization; Binding Obligations), 4.1 (Authorization and Enforceability), 5.1 (Organization, Standing; Subsidiaries), or 5.2 (Authorization; Binding Obligations), 5.3 (Capitalization), and Section 5.6 (Taxes). The Cap at the time of any claim shall be determined by calculating the sum of

(i) the Closing Date Payment,

(ii) the Post-Closing Cash Consideration paid to the Shareholders (if any),

(iii) the current value of the Closing Date Shares based on the price per share of the Company Common Stock on the public market on which it is registered as of the date the claim is made,

(iv) the current value of the number of the Lock-Up Shares based on the price per share of the Company Common Stock on the public market on which it is registered as of the date the claim is made, and

(v) if any Shareholder has exercised Warrants, the excess, if any, of the current value of Common Stock purchased by the Shareholders upon exercise of Warrants above the $3.00 per share exercise price, based on the price per share of the Company Common Stock on the public market on which it is registered as of the date the claim is made,

(vi) multiplied by 12.5%.

Section 8.7 Payment of Claims.

Upon final determination by the parties or by a court of competent jurisdiction (after exhausting any and all appeals) that an Indemnified Party is entitled to indemnification for a Loss under this Article VIII, the Indemnifying Party shall wire to the Indemnified Party the amount of the Loss in immediately available funds; provided, however, that (a) the Company may elect in its sole discretion to (i) pay all or a portion of an indemnification obligation under Section 8.2 by delivering to the Shareholders additional shares of Company Common Stock having a value equal to the Loss, or (ii) require the Shareholders to pay all or a portion of an indemnification obligation under Section 8.3 by forfeiting to the Company their right to a number of the Shares having a value equal to the Loss, and (b) the Shareholders may elect in their sole discretion to pay all or a portion of an indemnification obligation under Section 8.3 by forfeiting to the Company a number of the Shares having a value equal to the Loss. For purposes of this Section 8.7, a share of the Company Common Stock will be deemed at all times to have a value equal to that of the price per share of the Company Common Stock on the public market on which it is registered as of the date that the foregoing election(s) are made, as applicable.

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Section 8.8 Tax Treatment of Indemnity Payments.

To the extent permitted by applicable Laws, any amount paid to the Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for its Infinitus Shares or Shares, as applicable.

Article IX.

MISCELLANEOUS

Section 9.1 Further Assurances.

Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered, and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested by the other party in order to fully effectuate the purposes, terms, and conditions of this Agreement.

Section 9.2 Shareholder Guarantees.

Each of the Guarantors, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to the Company Indemnified Parties the full and timely payment and performance of, and the full and timely compliance by Outer Range Payments, LLC (“Outer Range”) with, all of Outer Range’s obligations under this Agreement and the other agreements contemplated hereby (including the indemnification obligations pursuant to Article VIII) (the “Guaranteed Obligations”). If Outer Range fails to perform any Guaranteed Obligation, then the Guarantors obligations under this Section 9.2 shall become immediately effective and the Company Indemnified Parties, may collect such payment or seek performance from the Guarantors. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company Indemnified Parties upon this guarantee or acceptance of this guarantee. This guarantee is a continuing one and will (i) remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, (ii) be binding upon the Guarantors and their successors and assigns, and (iii) inure to the benefit of, and be enforceable by their Company Indemnified Parties, and their successors and assigns.

Section 9.3 No Brokers.

Each of the parties hereto represents and warrants to the other party that such party has not engaged any broker, finder, or agent in connection with the Transaction and has not incurred (and will not incur) any unpaid liability to any broker, finder, or agent for any brokerage fees, finders’ fees, or commissions, with respect to the Transaction, except as set forth in the applicable disclosure schedule.

Section 9.4 Expenses.

Each party shall pay its own expenses incident to this Agreement and the Transaction, including all legal and accounting fees and disbursements.

Section 9.5 Entire Agreement; Amendment.

This Agreement, including each of the Company Disclosure Schedule and the Infinitus Disclosure Schedule, the exhibits, and the other Transaction Documents, constitutes the entire Agreement among the parties hereto with respect to the Transaction, and it supersedes all prior oral or written Agreements, commitments, or understandings with respect to the matters provided for herein. Any term of this Agreement may be amended, terminated, or waived only with the written consent of the Company and the Shareholders. No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

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Section 9.6 Delays; Omissions; Waivers.

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party upon any breach, default, or noncompliance by another party under this Agreement or the other Transaction Documents, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of or in any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default, or noncompliance under this Agreement or the other Transaction Documents or any waiver on such party’s part of any provisions or conditions of this Agreement or the other Transaction Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, the Transaction Documents, by law, or otherwise afforded to any party shall be cumulative and not alternative.

Section 9.7 Attorney Fees.

In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorney fees, costs, and expenses incurred by the prevailing party by reason of the enforcement and protection of its rights under or with respect to this Agreement, both at trial and on appeal. The payment of such expenses shall be in addition to any other relief to which the prevailing party may be entitled.

Section 9.8 Severability.

If any part of any provision of this Agreement or any other Transaction Document shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 9.9 Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the Laws of the State of Delaware (excluding the choice of law rules thereof).

Section 9.10 Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by facsimile, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to the Company:

AppTech Payments Corp.

5876 Owens Ave, Suite 100

Carlsbad, California, 92008

Email: tderosa@apptechcorp.com
Attention: Thomas DeRosa, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Whiteford Taylor Preston

1021 E. Cary St, Suite 2001

Richmond, Virginia 23219

Email: cbonney@whitefordlaw.com

Attention: Clarke J. Bonney, Esq.

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(b) If to Infini tus:

Infinitus Pay Inc.

521 Beach Park Blvd.

Venice, Florida 34285

Attention: Kipp Bockhop

with a copy to:

Jones & Keller, PC

Attn: Brad Hamilton

1675 Broadway, FL28

Denver, CO 80202

Email: bhamilton@joneskeller.com

(c) If to the Shareholders:

Kipp Bockhop

521 Beach Park Blvd.

Venice, Florida 34285

Email: kipp@infinituspay.com

Alan Carr

188N Passaic Ave.

Chatham, NJ 07928

Email: alan@inifinituspay.com

with a copy to:

Jones & Keller, PC

Attn: Brad Hamilton

1675 Broadway, FL28

Denver, CO 80202

Email: bhamilton@joneskeller.com

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is hand delivered, sent, or mailed in the manner described above will be deemed sufficiently given, served, sent, received, or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or a confirmation of successful transmission by facsimile being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery by hand, courier, or mail is refused by the addressee upon presentation.

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Section 9.11 Headings.

Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

Section 9.12 Execution in Counterparts.

To facilitate execution, this Agreement and other Transaction Documents may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind either party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind either party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Contract. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. A facsimile or PDF copy of a signature will have the same effect as an original.

Section 9.13 Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives, and assigns.

Section 9.14 Limitation on Benefits.

The covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

Section 9.15 Delivery of Documents.

For purposes of representations and warranties in this Agreement stating that certain documents have been delivered to a party, making such documents available on the due diligence Web site established by the Company for review by the Shareholders or their agents will constitute delivery of those documents to all Shareholders and making such documents available on the due diligence Web site established by the Shareholders for review by the Company or its agents will constitute delivery of those documents to the Company.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase and Share Exchange Agreement to be executed as of the date first written above.

COMPANY:

APPTECH PAYMENTS CORP.

By:

Name: Thomas DeRosa

Title: Chief Executive Officer

INFINITUS:

Infinitus pay Inc.

By:

Name:

Title:

Shareholders:

Outer Range Payments, LLC

By:

Name:

Title:

SELECT VANTAGE INC.

By:

Name:

Title:

_____________________________

Name: Venson Kuchipudi

GUARANTORS:

_____________________________

Name: Kipp Bockhop

_____________________________

Name: Alan Carr

[Signature Page to Stock Purchase and Share Exchange Agreement]

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EXHIBIT A

LOCK-UP AGREEMENT

See attached.

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EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

See attached.

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EXHIBIT C

WARRANT AGREEMENT

See attached.

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EXHIBIT D

MANAGEMENT RIGHTS AGREEMENT

See attached.

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